As filed with the Securities and Exchange Commission on March 30, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ValueVision Media, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	5961 (Primary Standard Industrial Classification Code Number)	41-1673770 (I.R.S. Employer Identification No.)

6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
(952) 943-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith R. Stewart
Chief Executive Officer
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
(952) 943-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Peter J. Ekberg
Jonathan R. Zimmerman
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
(612) 766-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☑ 333-168312
If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price (1)(2)(3)	Registration Fee
Common Stock, par value $0.01 per share, (4), Preferred Stock(4), Stock Purchase Contracts(4), Warrants(4), Rights(4), Units(4)	$2,671,875	$311

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Act”) the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	The registrant previously registered an aggregate of $75,000,000 of shares of common stock and preferred stock and such indeterminate number of stock purchase contracts, warrants, rights, and units of the registrant on Registration Statement on Form S-3 (File No. 333-168312), as amended, which was declared effective on August 16, 2010 and for which a filing fee of $5,348 was previously paid.

(4)	Pursuant to Rule 457(i) under the Act, the securities registered hereunder also include such indeterminate number of shares of common stock, preferred stock, stock purchase contracts, warrants, rights, and units as may be issued upon exercise, settlement, exchange or conversion of securities as may be offered pursuant to any prospectus or prospectus supplement filed with this registration statement. In addition, pursuant to Rule 416 under the Act, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND
EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE ACT.

SIGNATURES
EXHIBIT INDEX
EX-5.1
EX-23.1

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     This Registration Statement on Form S-3 is being filed with respect to an increase in the proposed maximum offering price of the securities of ValueVision Media, Inc., a Minnesota corporation (the “Company”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement includes the registration statement facing page, this page, the signature page, an exhibit index, an opinion of counsel regarding the legality of the securities being registered and a related consent, and the consent of an independent registered public accounting firm. This Registration Statement relates to the Company’s Registration Statement on Form S-3, as amended (File No. 333-168312) (the “Original Registration Statement”), initially filed by the Company on July 26, 2010 and declared effective by the Securities and Exchange Commission on August 16, 2010. This Registration Statement is being filed solely to register an additional aggregate amount of $2,671,875 of securities of the Company pursuant to Rule 462(b). This amount is no more than 20% of the remaining $56,625,000 of securities available for issuance under the Original Registration Statement. Pursuant to Rule 462(b), the contents of the Original Registration Statement, including the exhibits and the power of attorney thereto, are incorporated by reference into this Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant confirms that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota on this 30th day of March, 2011.

VALUEVISION MEDIA, INC.

By:	/s/ Keith R. Stewart Keith R. Stewart
Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Keith R. Stewart Keith R. Stewart	Chief Executive Officer (principal executive officer) and Director	March 30, 2011

/s/ * William McGrath	Vice President, Interim Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2011

/s/ * Joseph F. Berardino	Director	March 30, 2011

/s/ * John D. Buck	Director	March 30, 2011

Director
Catherine Dunleavy

/s/ * Edwin P. Garrubbo	Director	March 30, 2011

Director
Patrick O. Kocsi

/s/ * Randy S. Ronning	Director	March 30, 2011

*/s/ Keith R. Stewart By: Keith R. Stewart
Agent and attorney-in-fact

VALUEVISION MEDIA, INC.
REGISTRATION STATEMENT ON FORM S-3
EXHIBIT INDEX

No.	Description
5.1	Opinion of Faegre & Benson LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Incorporated by reference from the Company’s Registration Statement on Form S-3, as amended (File No. 333-168312), initially filed by the Company on July 26, 2010 and declared effective by the Securities and Exchange Commission on August 16, 2010.